On February 12, 1999, the Board of Directors of The Fairchild
Corporation adopted resolutions amending and restating in their entirety the provisions of the Corporation's Bylaws relative to the Audit Committee as set forth below:
                          REVISIONS TO
             ARTICLE III, SECTIONS 11 THROUGH 13 OF
               THE AMENDED AND RESTATED BYLAWS OF
                    THE FAIRCHILD CORPORATION

    (UPDATING THE PROVISIONS RELATING TO THE AUDIT COMMITTEE)


                           ARTICLE III
                            Directors

                          *  *  *  *  *

                         Audit Committee

     Section 11.  General.

      (a) Membership. The corporation shall have an audit committee (the "Audit Committee") comprised of at least three members of the corporation's board of directors. Each member of the Audit Committee shall be independent of the corporation's management and shall be free from any relationship that would interfere with the exercise of judgment independent of the corporation's management.

      (b) Purpose. The purpose of the Audit Committee shall be to assist the corporation's board of directors in discharging its responsibilities with respect to (1) the corporation's internal accounting, auditing and financial reporting controls, policies, procedures and practices (collectively, "Internal Controls"), and
(2) the corporation's independent public accountants.

      (c) Appointment and Term. The Chairman and each member of the Audit Committee shall be appointed by the corporation's board of directors to serve a term of one year or until their successors have been duly appointed and assume office.

      (d) Committee Meetings. The Audit Committee shall hold at least four regular meetings each year, and such additional meetings as the Chairman or a majority of the members of the Audit Committee may deem necessary or advisable. The Audit Committee may require the presence and participation of any officer or employee of the corporation, the corporation's internal auditors, or the corporation's independent public accountants at any meeting of the Audit Committee.

     (e) Minutes. The Audit Committee shall prepare and approve minutes of its meetings, and such minutes shall be submitted to the corporation's board of directors for review and to the corporation's Secretary for inclusion in the corporation's minute books.

     (f) Reports of Actions. The Audit Committee shall promptly report all actions it has taken to the corporation's board of directors for ratification.

     Section 12.    Responsibilities of the Audit Committee.

      (a) Internal Controls. The Audit Committee shall review the actions taken by the corporation's management to ensure that the corporation adopts, maintains and adheres to a system of Internal Controls that provides reasonable assurances that (1) all transactions of the corporation are properly authorized and are reflected in the books and records of the corporation, (2) the risk of financial misconduct is minimized and any such misconduct is promptly detected and reported, (3) the corporation is able to prepare and publish financial statements that are fairly presented, have been prepared in accordance with generally accepted accounting principles, and comply with all applicable requirements, and (4) the internal and external audits of the corporation are adequate and comply with all applicable requirements. The Audit Committee shall review with the corporation's Chief Financial Officer and independent public accountants at least annually the adequacy and effectiveness of the corporation's Internal Controls.

     (b) Financial Statements. The Audit Committee shall review the corporation's published financial statements, including without limitation (1) any unusual or non-recurring items therein, (2) the accounting principles applied therein, (3) any changes in previously applied accounting principles, and (4) management's report accompanying the corporation's annual financial statements included in the corporation's Annual Report to Shareholders.

      (c) Internal Audit. The Audit Committee shall review (1) the corporation's internal audit plans with management and the corporation's independent public accountants (which review shall be conducted at least annually), (2) management's appointment, replacement, reassignment or dismissal of the corporation's internal auditors, (3) the progress and key findings of the corporation's internal audits, (4) the compensation paid by the corporation to its internal auditors for all services rendered (which review shall be conducted at least annually), (5) all reports, criticisms, problems, issues, recommendations or other matters submitted or raised by the corporation's internal auditors, and management's responses, actions and follow-up with respect thereto, and (6) all disagreements between management and the corporation's internal auditors.

      (d) Independent Public Accountants. The Audit Committee shall annually review (1) management's recommendation with respect to the selection of the corporation's independent public accountants, and provide to the corporation's board of directors a recommendation with respect to such selection, (2) the scope of the corporation's annual examination and audit with the corporation's independent public accountants, (3) management's evaluation of the independence of the corporation's independent public accountants, (4) the letter from the corporation's independent public accountants with respect to their independence from the corporation's management and their unrestricted access to the Audit Committee, (5) the report from the corporation's independent public accountants with respect to the services that they have provided to the corporation and other related matters,
(6) the compensation paid by the corporation to its independent public accountants for all services rendered, (7) all reports, criticisms, problems, issues, recommendations or other matters submitted or raised by the corporation's independent public accountants, and management's responses, actions and follow-up with respect thereto, and (8) all disagreements between management and the corporation's independent public accounts.

      (e) Second Opinions. The Audit Committee shall review decisions by management to obtain second opinions on significant accounting issues and any actions taken by management in reliance on such opinions.

      (f) Meetings. The Audit Committee shall meet at least annually with (1) appropriate officers and employees of the corporation to discuss tax matters affecting the corporation, and
(2) in-house counsel to discuss legal matters affecting the corporation.

      Section 13. Independent Public Accountants. In order to ensure that the Audit Committee receives all the information necessary to carry out its responsibilities, the Audit Committee shall request, at least annually, confirmation from the corporation's independent public accountants that they have informed the Audit Committee as to (a) the initial selection of and changes in significant accounting policies and their application, (b) the process used in formulating sensitive accounting estimates, (c) adjustments proposed by the auditor but not recorded by the corporation that could cause future financial statements to be materially misstated, (d) disagreements with management and whether or not satisfactorily resolved, (e) cases when management consulted with other accountants about auditing and accounting matters, (f) difficulties encountered in performing the annual audit, and (g) any other significant Internal Control or financial reporting matter.